Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257731) on Form S-3 and (No. 333-258806) on Form S-8 of our reports dated March 4, 2026, with respect to the consolidated financial statements of Janus International Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
March 4, 2026